Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of April 30, 2025 (the “Effective Date”), by and between CIMG Inc, a Nevada corporation (the “Company”), and Mr. Xiaocheng Hao, an individual (the “Executive”) (individually, each a “Party” and collectively, the “Parties”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiaries and affiliated entities (collectively, the “Group”).

WHEREAS, the Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

WHEREAS, the Executive desires to accept such terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	POSITION

The Executive hereby accepts the positions of Chief Operating Officer (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the term of the Employment shall commence on the Effective Date and will expire upon the Executive’s earlier death, resignation or removal.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Company will include (i) all jobs of Executive customarily related to this function; and (ii) all reasonable jobs determined or assigned by the Board.

(b)	The Executive shall devote all of his working time, attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company, as amended and restated from time to time, and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(c)	The Executive shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere if such shares or securities represent less than 5% of the competitors outstanding shares and securities. The Executive shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive shall receive a base annual salary of $40,000, which shall be paid in accordance with the regular payroll practices of the Company’s subsidiary, Shanghai Huomao Cultural Development Co., Ltd. (“Shanghai Huomao”).

(b)	Bonus. The Executive shall be eligible for cash payments with the approval of the Board of Directors, paid in accordance with the regular payroll practices of Shanghai Huomao.

(c)	Equity Incentives. The Executive will be eligible for participating in a share incentive plan (if any) pursuant to the terms and conditions thereof as determined by the Board, and any award granted thereunder will be governed by an award agreement to be entered into separately between the Company and the Executive.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of Shanghai Huomao that currently exists or may be adopted by Shanghai Huomao in the future.

(e)	Deductions. Recognizing that the Executive is an employee for all purposes, the Company or a subsidiary of the Company shall deduct from any compensation payable to the Executive the sums which the Company or such subsidiary is required by law to deduct, including, but not limited to, withholding taxes as stated in Section 10, social security taxes and state disability insurance and mandatory provident funds, and the Company or such subsidiary shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

If the currency of the payment is not the U.S. dollars, the actual amount of the payment shall be calculated at the mid-point exchange rate quoted by The People’s Bank of China on the payment date.

6.	TERMINATION OF THE AGREEMENT

(a)	By the Company.

(i)	For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(2) the Executive has been grossly negligent or acted dishonestly to the detriment of the Company;

(3) the Executive has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure; or

(4) the Executive breaches Section 7 or 9 of this Agreement.

Upon termination for cause, the Executive shall be entitled to the amount of Base Salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii)

For death and disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive has died, or

(2) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive shall be entitled to the monthly amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii)	Without Cause. The Company may terminate the Employment without cause, at any time, upon not less than thirty (30) days’ written notice. Upon termination without cause, the Executive shall be entitled to the monthly amount of base salary and other amounts earned and not paid prior to termination, and severance benefits or other amounts by reason of the termination.

(iv)	Change of Control Transaction. If the Company or its successor terminates the Employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the Executive shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 12 months of the Executive’s base salary at a rate equal to the greater of his annual salary in effect immediately prior to the termination, or his then current annual salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination; and (3) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards (if any) held by the Executive.

(b)

By the Executive. The Executive may terminate the Employment at any time with a prior written notice to the Company, if (1) there is a material reduction in the Executive’s authority, duties and responsibilities, or (2) there is a material reduction in the Executive’s annual compensation (including the base salary and the cash compensation). Upon the Executive’s resignation or termination of the Employment due to either of the above reasons, the Company shall provide compensation to the Executive equivalent to the amount of base salary and other amounts earned and not paid prior to termination, and severance benefits or other amounts by reason of the termination.

In addition, the Executive may resign at any time upon not less than thirty (30) days’ written notice to the Company. Upon the Executive’s resignation, the Company shall provide compensation to the Executive equivalent to the amount of base salary and other amounts earned and not paid prior to termination.

(c)

Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.

During the period between the issue of a notice of termination and the date of termination of this Employment, the Executive shall continue to use his reasonable efforts to perform his duties and cooperate with the Company for handover.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Executive by or obtained by the Executive from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)	Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that [he/she] has not and will not, during the term of his employment, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 7, the Company shall have right to seek remedies permissible under applicable law.

The parties may enter into a separate confidential agreement to address confidentiality and non-disclosure affairs. Should any conflicts exist between this Section 7 and the confidential agreement, the confidential agreement shall prevail.

8.	CONFLICTING EMPLOYMENT

The Executive hereby agrees that, during the term of his employment with the Company, [he/she] will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with his obligations to the Company without the prior written consent of the Company.

9.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the Executive by the Company and subject to applicable law, the Executive agrees that during the term of the Employment and for a period of two (2) years following the termination of the Employment for whatever reason:

(a)	The Executive will not solicit, canvass or approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b)	The Executive will not solicit, canvass or approach, or endeavor to solicit, canvass or approach any person who has business communication with the Company or its affiliates to terminate such communication, or who has negotiation with the Company or its affiliates on business cooperation to terminate such negotiation;

(c)	The Executive will not solicit, canvass or persuade or endeavor to solicit, canvass or persuade in any way, or intend to or actually disturb the Company’s business in any way or endeavor to do the foresaid activities in order that (i) any current client or supplier of the Company or its affiliates becomes a client or supplier of an entity or individual competing with the Company or any of its affiliates; or (ii) any current client or supplier of the Company or its affiliates terminates the cooperation with the Company or its affiliates; and

(d)

The Executive will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination;

The provisions contained in Section 9 are considered reasonable by the Executive and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

The parties may enter into separate agreements to address non-competition and non-solicitation affairs. Should any conflicts exist between this Section 9 and such agreements, such separate agreements shall prevail.

10.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	INDEMNIFICATION

The Company agrees to indemnify the Executive for his proper activities as the Chief Operating Officer of the Company to the fullest extent permitted by law, and to cover the Executive under any directors and officers liability insurance obtained by the Company, if any.

12.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including any prior agreements between the Executive and a member of the Group. The Executive acknowledges that [he/she] has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

15.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (“PRC”). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any PRC court and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

16.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, [he/she] has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

COMPANY:
CIMG Inc.

By:	/s/ Jianshuang Wang
Name:	Jianshuang Wang
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Xiaocheng Hao
Name:	Xiaocheng Hao

[Signature Page to Employment Agreement]

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